FORM 4

    (   )  Check this box if no longer
           subject to Section 16.  Form 4
           or Form 5 obligations may continue.
           See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                   |OMB NUMBER: 3235-0287|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person
      Gilbert D. Scharf
      P.O. Box 1124
      Ponte Vedra, Florida  32004
   ____________________________________________________________________________
   2. Issuer Name and Ticker or Trading Symbol
      Niagara Corporation; NIAG
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Statement for Month/Year
      07/97
   ____________________________________________________________________________
   5. If Amendment, Date of Original (Month/Year)

   ____________________________________________________________________________
   6. Relationship of reporting person to Issuer (Check all applicable)
      ( X) DIRECTOR
      ( x) 10% OWNER
      ( X) OFFICER (GIVE TITLE BELOW)
      (  ) OTHER (SPECIFY TITLE BELOW)

    Vice President, Secretary and Treasurer
   ____________________________________________________________________________
   7. Individual, or Joint/Group Filing (Check all applicable)
    ( X) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

   ===========================================================================
   TABLE I
   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
      7/02/97
   ___________________________________________________________________________
   3. Transaction Code (Instr. 8)
      P
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      1,500; A; approximately $5.787
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      D
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
      7/14/97
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
      P
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      2,000; A; approximately $5.398
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      D
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
      7/15/97
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
      P
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      500; A; $5.57
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 270,450
   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      D
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
   ___________________________________________________________________________
   1. Title of Security (Instr. 3)
      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 49,750
   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      I
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)
      Owned by a living trust of which Mr. Scharf is the sole Trustee.
   ____________________________________________________________________________
   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
   ============================================================================
   TABLE II
   Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., Puts, Calls, Warrants, Options, Convertible securities)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)

   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)

   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)

   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)

   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)

   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 4)

   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
   ____________________________________________________________________________


   EXPLANATION OF RESPONSES:




 /s/ Gilbert D. Scharf                                 08/08/97
 ---------------------------------                    --------------------
 **  SIGNATURE OF REPORTING PERSON                     DATE

 _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).